1451D Ellis St.
Angel Audio                                                  Kelowna, BC V1Y 2A3
                                                                    250.862.2524
                                                               Fax. 604.642.6435
                                                              www.angelaudio.com

Digital Music Distribution Services Agreement (Rev 7/3/90)

1. Nature of Agreement. This Digital Music Distribution Services Agreement ("Agreement") and the attached Exhibit(s) is entered between the entity or individual indicated below under "Customer" and Angelaudio.com Inc. ("Angel Audio"), a corporation with offices at 1451D Ellis Street, Kelowna, British Columbia V1Y 2A3 and describes the terms and conditions to which Angel Audio shall perform digital music distribution services for Customer.

2. Reporting and Payments. Within thirty days of the end of each calendar quarter, Angel Audio shall provide Customer with a written statement detailing the songs distributed and remit Customer's portion of the proceeds collected from the sales of Customer's music, net of Angel Audio's distribution fees and customer refunds or returns. For digital download sales processed directly by Angel Audio, Angel Audio shall deduct from such proceeds third party payment processing fees such as VISA, Mastercard, Diners Card, other credit card or calling card payment mechanism.

3. Licensed Sound Recordings. The music licensed under this agreement is the entire library of songs currently owned by Customer and are described in Exhibit "A," attached (the "Song Recordings").

4. Customer's Obligations. Customer shall deliver, at its own cost all of the Sound Recordings in MP3 format, to Angelaudio no later than one week after signing this Agreement. Customer represents and warrants on a continuing basis:
(a) that it owns or has secured all necessary rights to reproduce, distribute, transmit, sell, or otherwise exploit the Sound Recordings sound recordings and materials provided by Customer hereunder; (b) that it owns or has secured all rights necessary to allow Angel Audio to perform the services and exercise its other rights and obligations hereunder without Angel Audio paying or having an obligation to pay any royalties, compulsory licenses or other amounts, including, without limitation: (i) performance and mechanical royalties, and
(ii) digital audio transmission royalties, whether for subscription or nonsubscription transmissions or otherwise; (c) that it will comply with any obligations it may have under third party mechanical rights, performance rights (for audio streamed from Customer's own website, for example) and distribution agreements; and that the sound recordings, music, and other audio content and materials provided by Customer hereunder do not violate or infringe any right of privacy or publicity, or contain any libelous, defamatory, obscene or unlawful material, or otherwise violate or infringe any other right of any person or entity. Customer must notify Angel Audio in writing of any restrictions that may apply to the distribution, sales or promotions of Customer's encoded music, sound recordings, and other audio content, including any geographical restrictions. Customer shall also ensure that copyright information and other metadata included in Customer's encoded music, sound recordings, and other audio content and materials is accurate. Angel Audio reserves the right to report mechanical and performance rights information to agencies that the Customer is under contract with, or to any person, firm, corporation or other entity with which Angel Audio has a contract relating to such reports. Such right however, does not relieve any existing contractual reporting or financial obligations the Customer may directly have with such rights agencies or other third parties. If and to the extent that Angel Audio pays or is obligated to pay any mechanical, performance, digital audio transmission, or similar royalties with respect to any musical composition embodied in master recordings, sound recording, or any other music, audio content, or materials that are the subject of this Agreement, then, at Angel Audio's option: (i) Customer shall reimburse Angel Audio for any such amounts paid by Angel Audio; (ii) Customer shall pay such amounts directly; or (iii) Angel Audio may deduct any such payments from proceeds otherwise payable to Customer hereunder. Angel Audio reserves the right to suspend or terminate services immediately if Angel Audio has reasonable grounds to believe that Customer is utilizing services illegally or is in violation of any agreement with Angel Audio

5. Digital Distribution. In connection with Angel Audio's exercise of its rights and obligations hereunder, Customer grants Angel Audio the


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non-exclusive, royalty-free rights to: (a) perform the publicly by means of digital audio transmission; (b) distribute the Sound Recordings and other materials provided by Customer; and (c) otherwise make such items available as specified herein. The foregoing license shall include but shall not be limited to, the right to provide and transmit such music and other content through web sites, in-store kiosks, portable music players mobile phones, personal digital assistants, wireless applications and other Internet enabled devices. Customer shall retain the selection and termination rights set forth above. Any retailer to whom Angel Audio makes Customer's content available shall have the right to include or exclude such content from such retailer's inventory, and retailers shall have the right to market, advertise, promote and establish retail prices and any discounts for Customer's encoded music and audio content.

6. Compilation CD sales. Angel Audio shall also have the right to distribute CDs composed of the Sound Recordings, in a CD containing a selection of songs predetermined by Customer or as a customized compilation, or as a compilation of songs chosen by Angel Audio. Customer grants Angel Audio all mechanical rights, synchronization rights and other rights necessary for Angel Audio to make available for sale, produce and distribute CDs with a selection of songs predetermined by Customer, customized compilation CDs, and other compilation CDs containing the Sound Recordings. Customer grants Angel Audio the rights to synchronize the Sound Recordings with any other materials in any combination in order to promote the sale of the Sound Recordings.

7. Distribution Fees. Angelaudio shall choose the price to download the Sound Recordings. For digital distribution, Angel Audio shall deduct affiliate fees (affiliate fees are fees paid to arms-length affiliates for customer referrals and in no case shall be more than 12% of the retail price), third party credit card processing charges, such as VISA, Mastercard, American Express, Diners Card, other credit cards, and calling card payment mechanisms, coupons, and a US $0.20 server/e-commerce charge from each single download, and an additional US $0.15 fee for each song where a hard copy CD is ordered and the remainder of the purchase price shall be divided with 70% to Angelaudio and 30% to the Customer.

8. Promotional & Test Trials. Customer acknowledges that from time to time new users on Angelaudio will be given promotional credits or coupons. Specifically, Angelaudio will be allowing purchasers a free $5 credit for their first purchase. In no event shall Angel Audio be liable to Customer for Sound Recordings that are distributed through Angel Audio as part of this or any other promotion or test trial where no payment is received by Angel Audio.

9. Subscription Services. Angelaudio intends to include the Sound Recordings as part of genre based subscription services Angelaudio intends to offer to its Internet consumers. Angelaudio agrees that any songs for which Customer must pay mechanical royalties, those songs will be divided into 6 sets and will be released to subscribers one set a month on a 6 month cycle. In order to calculate revenues where Consumer's Sound Recordings are included with music from other companies, the total revenues from a particular genre will be calculated and divided according to the prorated share of downloads from Consumer's Sound Recordings.

10. Minimum Guarantee. Angelaudio guarantees that Customer shall receive a minimum of US $7,500.00 for its share of the revenues from exploitation of the Sound Recordings, according to the following schedule:

     a)   $5,500 on signing of this agreement

     b) $2,000 within one week after all of the Sound Recordings have been delivered to Angelaudio.

11. Term of Agreement. This Agreement is a non-exclusive agreement. The initial term of this Agreement is three years. Either party may terminate this Agreement due to breach if such breach is not cured within thirty days of receipt of written notification. Upon termination of this Agreement, Angel Audio shall return physical CDs and other materials used for encoding Customer's encoded music to Customer and disable all public links to Customer's encoded music.



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12. Limitation of Liability and Disclaimer. IN NO EVENT SHALL ANGEL AUDIO BE
LIABLE FOR ANY LOSS OF DATA, LOSS OF PROFITS, COST OF COVER OR OTHER SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING FROM OR IN RELATION TO THIS AGREEMENT OR THE USE OF THE SERVICES, HOWEVER CAUSED AND REGARDLESS OF THEORY OF LIABILITY. ANGEL AUDIO SPECIFICALLY DISCLAIMS ALL WARRANTIES EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THE SYSTEM OR SERVICES PROVIDED BY ANGEL AUDIO HEREUNDER. Customer shall indemnify, defend, and hold Angel Audio harmless from and against any and all claims, demands, suits, objections, actions and causes of action arising out of any breach by Customer of this Agreement, or any it the representations, warranties, indemnities, covenants or undertakings made by Customer hereunder.

13. Miscellaneous. This Agreement constitutes the entire agreement between the parties on the subject matter hereof. No amendment or modification hereof will be valid or binding upon the parties unless made in writing and signed by the duly authorized representatives of both parties. The relationship of the parties hereunder is that of independent contractors, and this Agreement will not be construed to imply that either party is the agent, employee, or joint venturer of the other. In the event that any provision of this Agreement is held to be unenforceable, this Agreement will continue in full force and effect without said provision and will be interpreted to reflect the original intent of the parties. This agreement shall be interpreted under the laws of the State of Nevada. This Agreement will be binding upon and will inure to the benefit of the parties permitted successors and/or assignees. Waiver by either party of a breach of any provision of this Agreement or the failure by either party to exercise any right hereunder will not operate or be construed as a waiver of any subsequent breach of that right or as a waiver of any other right. Except for the payment of fees hereunder, nonperformance of either party will be excused to the extent that performance is rendered impossible by strike, fire, flood, earthquake, power outages, network failure, governmental acts or orders or restrictions, or any other reason when failure to perform is beyond the reasonable control of the nonperforming party.

Customer Acceptance. Customer has read and agrees to the terms and conditions of this Agreement and Exhibit(s).

CUSTOMER:


x /s/ Dennis Large
-----------------------------------------------
Signature

Dennis Large                      8/11/2000
-----------------------------------------------
Printed Name                          Date


President
-----------------------------------------------
Title

Parkers Lake Media
-----------------------------------------------
Company


Angelaudio.com Inc.:


x /s/ Penny Green
-----------------------------------------------
Signture / Authorized Signer

Penny Green                    Aug. 11, 2000
-----------------------------------------------
Printed Name                          Date

VP, Business Development
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Title



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